Exhibit 10.1

INTERIM PRESIDENT AND CEO EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by SpartanNash Company, a Michigan corporation (the “Company”), and Dennis Eidson (“Executive”). The parties agree as follows:

1.Effective Date and Term. This Agreement will take effect as of August 9, 2019 (“Effective Date”), and will remain in effect during Executive’s employment with the Company and thereafter as to those provisions that expressly state that they will remain in effect after termination of Executive’s employment. The term of Executive’s employment will continue until terminated pursuant to this Agreement. If not earlier terminated, Executive’s employment will terminate on the earlier of (a) August 8, 2020 and (b) the date that is 30 days following the date that a new Chief Executive Officer of the Company commences employment with the Company (“Termination Date”).

2.Employment. Executive will serve as Interim President and Chief Executive Officer of the Company and its Affiliates, reporting to the Board of Directors of the Company (the “Board”). Executive will perform the duties assigned from time to time to Executive’s position. Executive’s employment will be full time and Executive’s entire business time and efforts will be devoted to his duties and responsibilities hereunder, except as otherwise provided by written Company policy and except as necessary to for Executive to perform his duties as Chairman of the Board. Executive agrees to comply with generally applicable employment-related Company policies, including but not limited to any applicable Company policy requiring Executive to own shares of common stock in the Company. As used in this Agreement, the term “Affiliate” includes any organization controlling, controlled by or under common control with the Company.

3.Compensation. Executive will be compensated during his employment as follows:

(a)Salary. Executive’s salary as of the Effective Date is $1,400,000 per year (or a pro-rated weekly amount for any partial year), subject to normal payroll deductions and payable in accordance with the Company’s normal payroll practices.

(b)Sign-On Bonus.  As an inducement for Executive to join the Company in the role of Interim President and Chief Executive Officer of the Company and its Affiliates, the Company shall pay Executive a sign-on bonus in the amount of $600,000 (the “Sign-On Bonus”). The Sign-On Bonus will be paid within 30 days following the Effective Date.  The Sign-On bonus is not subject to off-set or claw-back.

(c)Incentive Compensation.

(i)Performance-Based Incentives. Executive is eligible to receive quarterly cash incentive awards, up to an aggregate amount of $800,000. With respect to each Incentive Quarter (defined below), Executive will have the opportunity to

Exhibit 10.1

receive a cash incentive award of up to $200,000, based on achievement against objective metrics to be agreed upon between Executive and the Board, each acting reasonably and in good faith. For the first two Incentive Quarters, the metrics will be based on attainment of a working capital reduction target for the Company and its Affiliates and be measured as of December 28, 2019, with payment, if any, to be made in 2020 on or before February 9, 2020. With respect to the next two subsequent Incentive Quarters, payment will be made promptly after achievement against the applicable objective metric has been determined after the end of each subsequent Incentive Quarter, but in no event later than 30 days thereafter. In the event that prior to the end of an Incentive Quarter Executive’s employment is terminated (A) by the Company without Cause (as defined below), (B) by Executive for Good Reason (as defined below), (C) by the Company on account of Executive’s Disability (as defined below), (D) on account of Executive’s death (each of (A), (B), (C) and (D) shall be referred to herein as a “Qualifying Termination”), or Executive’s employment terminates 30 days after the date that a new Chief Executive Officer commences employment, Executive will receive a pro-rata payment of the cash incentive award for such Incentive Quarter, based on achievement against the applicable objective metrics and the number of days Executive was employed during the applicable Incentive Quarter as a proportion of the total number of days in the Incentive Quarter. For purposes of this Agreement, “Incentive Quarter” means each of the following periods:  (I) August 9, 2019 up to and including November 7, 2019; (II) November 8, 2019 up to and including February 6, 2020; (III) February 7, 2020 up to and including May 7, 2020; and (IV) May 8, 2020 up to and including August 6, 2020.

(ii)Equity-Based Incentives.  Executive will receive an initial phantom stock award for a number of hypothetical shares equivalent to 101,010.10 shares of the Company’s common stock (“Initial Award”). For each Incentive Quarter (or portion thereof) that Executive remains employed under this Agreement, Executive will also receive follow-on phantom stock awards for a number of hypothetical shares of Company common stock with a value of $430,000, based on the Company’s closing stock price on the trading day preceding the date of grant, subject to pro-ration if during any Incentive Quarter Executive incurs a Qualifying Termination or his employment terminates 30 days after the date that a new Chief Executive Officer commences employment (“Follow-On Awards,” together with the Initial Award, the “Phantom Stock Awards”).  The Phantom Stock Awards shall be subject in all respects to the terms and conditions set forth in the Phantom Stock Award Agreement, in the form attached hereto as Exhibit A. For purposes of the Phantom Stock Awards, “Retirement” means attainment of age 55 and continuous employment until the Scheduled Vesting Date (as defined in the Phantom Stock Award Agreement).

(d)Benefits. Executive will be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group, and in any programs applicable under Company policy to senior executive officers, which currently include the SpartanNash Savings Plan, health benefits, time-off benefits, executive physical, supplemental savings plan benefits, and financial and tax services as described in

Exhibit 10.1

Executive’s offer letter, dated August 15, 2019, effective as of August 9, 2019 (the “Offer Letter”). The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs are subject to change from time to time in the Company’s discretion.

(e)Expenses.

(i)Business Expenses.  The Company will reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Such expenses shall be reimbursed within 30 days after Executive requests reimbursement, but in no event later than two and one-half months after the end of the year in which the expense is incurred.

(ii)Travel Expenses.  Executive’s principal place of employment will be the Company’s headquarters in Grand Rapids, MI; provided that Executive will not be required to relocate. The Company will pay or reimburse Executive for all travel expenses associated with Executive’s employment as Interim President and Chief Executive Officer, including temporary housing and the use of an automobile in Grand Rapids, MI; as well as travel between Executive’s home and Grand Rapids, MI, and for other Company business, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes (collectively, the “Travel Expenses”). The Company will ensure that Executive has no liability for any out-of-pocket expenses, costs, payments or other expenditures attendant to any Travel Expenses.

4.Termination of Employment.

(a)Except as set forth in Section 3(c), Executive shall not be entitled to any further compensation from the Company or any Affiliate after termination of his employment for any reason, except (x) unpaid salary installments through the date on which Executive’s employment terminates, and (y) any vested benefits accrued before the termination of Executive’s employment under the terms of any written Company policy or benefit program.

(i)Death. Executive’s employment will terminate automatically upon Executive’s death.

(ii)Disability. If Executive is unable to perform, with or without any reasonable accommodation required by applicable law, Executive’s duties under this Agreement due to physical or mental disability for a continuous period of 180 days or longer and Executive is eligible for benefits under the Company’s long-term disability insurance policy (“Disability”), the Company may terminate Executive’s employment on account of Disability.

Exhibit 10.1

(iii)Termination by Company for Cause. The Company may terminate Executive’s employment for “Cause,” defined as Executive’s: (A) breach of any provision of Sections 5, 6, and 7 of this Agreement; (B) willful continued failure to perform or willful poor performance of duties (other than due to Disability) after warning and reasonable opportunity to meet reasonable required performance standards; (C) gross negligence causing or placing the Company at risk of significant damage or harm; (D) misappropriation of or intentional damage to Company property; (E) conviction of a felony (other than negligent vehicular homicide); or (F) intentional act or omission for which Executive is responsible that Executive knows or should know is significantly detrimental to the interests of the Company.

(iv)Termination by Executive for Good Reason. Executive may terminate his employment for “Good Reason” if and only if, without Executive’s consent, the Company materially breaches the Company’s obligations to Executive under this Agreement, materially reduces Executive’s salary, or materially reduces Executive’s duties. Executive may not resign for Good Reason unless (A) Executive notifies the Company’s Secretary in writing, within 30 days after the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why; (B) the Company fails, within 30 days after the notification, to take all reasonable steps to cure the breach; and (C) Executive resigns by written notice within 30 days after expiration of the Company’s 30-day period. Executive’s failure to object to a material breach as provided above will not waive Executive’s right to resign with Good Reason after following the above procedure with regard to any subsequent material breach.

(v)Discretionary Termination by Company. The Company may terminate Executive’s employment at will other than for Cause with at least 30 days’ advance written notice or on account of Executive’s death or Disability.  If the Company gives such 30 days’ notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the 30-day notice period.

(vi)Discretionary Termination by Executive. Executive may terminate his employment at will, with at least 30 days’ advance written notice. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the 30-day notice period.

5.Loyalty and Confidentiality; Certain Property and Information.

(a)Loyalty and Confidentiality. Executive will be loyal to the Company during his employment and will forever hold in strictest confidence, and not use

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or disclose, any non-public information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate   (“Confidential Information”), except as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate or as may be compelled pursuant to applicable law, court order or subpoena. Executive’s commitment not to use or disclose Confidential Information does not apply to information that becomes publicly available without any breach of this Agreement by Executive.

(b)Certain Property and Information. Upon termination of Executive’s employment, except as required in connection with Executive’s continued service as a member of the Board, Executive will deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards and other Company-provided equipment. All Company property will be returned promptly and in good condition except for normal wear.

(c)Permitted Conduct.  Nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information and trade secrets of the Company, Executive agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, enforcing rights under this Agreement, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(d)Continuing Obligations.  Executive’s commitments in this Section 5 will continue in effect after termination of Executive’s employment. The parties agree that any breach of Executive’s covenants in this Section 5 would cause the Company irreparable harm, and that injunctive relief would be appropriate.

6.Ideas, Concepts, Inventions and Other Intellectual Property.

(a)Company Ownership.  All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or

Exhibit 10.1

conceived by Executive, either solely or in collaboration with others, during Executive’s employment whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate conducted by the Company or any Affiliate during the term of Executive’s employment or to any business or product the Company or any Affiliate is actively planning to enter or develop shall become and remain the exclusive property of the Company, and the Company’s successors and assigns. Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights.

(b)Executive Representations.  Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section 6 if made or conceived by Executive during Executive’s employment.

(c)Continuing Obligations. Executive’s commitments in this Section 6 will continue in effect after termination of Executive’s employment as to ideas, concepts, inventions, improvements and developments and other intellectual property relating to the business or any aspect of the business conducted by the Company or its Affiliates during the term of Executive’s employment made or conceived in whole or in part before the date Executive’s employment terminates. The parties agree that any breach of Executive’s covenants in this Section 6 would cause the Company irreparable harm, and that injunctive relief would be appropriate.

7.Covenant Not to Compete.

(a)The Company and its Affiliates face intense competition in all of their lines of business. Executive’s employment with the Company and its Affiliates has required, and will continue to require, that Executive work with the Company and its Affiliate’s Confidential Information, which is vitally important to the success of the Company and its Affiliates. Executive has also participated in and developed, and will continue to participate in and develop, relationships with customers of the Company and its Affiliates in the course of his service to the Company and its Affiliates.

It is important that the Company and its Affiliates take steps to protect their Confidential Information and business relationships, even after Executive’s employment with the Company and its Affiliates concludes for any reason. Executive’s disclosure of Confidential Information or interference with the relationships of the Company and its Affiliates could do serious damage to the business, finances, or reputation of the Company and its Affiliates. For these reasons, the Company requires that Executive agree to the restrictions set forth in this Section 7 as consideration for, and as a condition of the compensation and benefits set forth herein.

Exhibit 10.1

(b)Definitions.  As used in this Section 7:

(i)“Business” means the Military Segment (defined below), the Food Distribution Segment (defined below) and the Retail Segment (defined below):

A.The “Military Segment” means:  the manufacturing, procurement, sale or distribution of Products (defined below) within the military resale system, including United States military commissaries and exchanges, the Defense Commissary Agency, AAFES, NEXCOM, CGX, MCX, and any third-party distributors, brokers, partners or manufacturers with which the Company or any Affiliate conducted business or was preparing to conduct business in the Military Segment at any time during the 24-month period preceding the termination of Executive’s employment for any reason;

B.The “Food Distribution Segment” means:  the manufacture, sale, or distribution of Products (defined below), or provision of any value-added services, to any independent grocery store, grocery stores owned by the Company or any Affiliate, “meal kit” provider, reseller, national account, or any other retailer of Products (whether brick-and-mortar or e-commerce) with whom the Company or any Affiliate conducted business or was preparing to conduct business at any time during the 24-month period preceding the termination of Executive’s employment for any reason; and

C.The “Retail Segment” means:  the operation of any retail grocery store or other business that obtains, or plans to obtain, 20% or more of its gross revenue from retail sales of Products (as defined below).

(ii)“Covered Customer” means any Person to whom the Company or any Affiliate provided goods or services at any time during the 24-month period preceding the termination of Executive’s employment for any reason, with which or with whom Executive first had contact directly or indirectly as part of his job responsibilities (including oversight responsibility) with the Company or any Affiliate or about which or whom Executive learned Confidential Information.

(iii)“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship, other business organization, business trust, union, association or governmental or regulatory entities, department, agency or authority.

(iv)“Products” means grocery and related products including, nationally branded and private label grocery products and perishable food products (including dry groceries, produce, dairy products, meat, delicatessen items, bakery goods, frozen food, seafood, floral products, beverages, tobacco products, fresh protein-based foods, prepared meals, and value-added products such as fresh-cut fruits and vegetables and prepared salads), general merchandise, health and beauty care products, pharmacy products (prescription and non-prescription drugs), fuel and other items offered by the Company or any Affiliate.

Exhibit 10.1

(v)“Restricted Area” means (i) with respect to the Military Segment, the United States, Europe, Cuba, Puerto Rico, Bahrain, Egypt and any other country in the world where the Company or any Affiliate engages in the Military Segment or was preparing to engage in the Military Segment, in each case, at any time during the 24-month period preceding the termination of Executive’s employment for any reason; (ii) with respect to the Food Distribution Segment, any U.S. state or territory and any other country in the world where the Company or any Affiliate engage in the Food Distribution Segment or was preparing to engage in the Food Distribution Segment, in each case, at any time during the 24-month period preceding the termination of Executive’s employment for any reason; or (iii) with respect to the Retail Segment, in  Iowa, Michigan, Minnesota, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin, as well as any other state in the United States where the Company or any Affiliate engage in the Retail Segment or was preparing to engage in the Retail Segment, in each case, at any time during the 24-month period preceding the termination of Executive’s employment for any reason.

(c)Executive’s Commitments. By entering into this Agreement and accepting employment with the Company, Executive agrees that, while Executive is employed and for 12 months following the termination of Executive’s employment for any reason, Executive will not, directly or indirectly:

(i)be employed or engaged by, own any interest in, manage, control, participate in, serve on the board of directors of, consult with, provide advice to, contribute to, lend money to or otherwise finance, hold a security interest in, render services for, or provide assistance to, any Person (as defined above) that engages or is preparing to engage, anywhere within the Restricted Area (as defined above) in any Business (as defined above) with respect to which Executive had responsibility at any time within the 24-month period preceding the termination of Executive’s employment for any reason, or with respect to which Executive possesses any Confidential Information; provided, however, that Executive may make passive investments of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended;

(ii)(A) solicit or conduct business with any Covered Customer (as defined below) or any current, former or prospective supplier; (B) otherwise induce any current, former or prospective customer, supplier, contractor, or other third party to stop doing business with the Company or an Affiliate, adversely change the terms or amount of its business with the Company or an Affiliate, or refuse to do business with the Company or an Affiliate; or (C) otherwise interfere with any business relationships of the Company or an Affiliate; or

(iii)hire, engage, or solicit for employment or engagement any individual who was employed or engaged by the Company or an Affiliate at any time within the 24-month period preceding the termination of Executive’s employment for any

Exhibit 10.1

reason, or encourage or persuade any such individual to end his or her relationship with the Company or an Affiliate.

(d)Continuing Obligations.  Executive’s commitments in this Section 7 will continue in effect after termination of Executive’s employment for the periods specified. Executive agrees that the restrictions above in this Section 7 are necessary to ensure the protection and continuity of the business and goodwill of the Company and its Affiliates, and that the restrictions are reasonable as to geography, duration and scope. The parties agree that any breach of Executive’s covenants in this Section 7 would cause the Company irreparable harm, and that injunctive relief would be appropriate.

8.Legal Expenses.  The Company agrees that it will promptly pay or reimburse Executive for his documented, reasonable legal expenses incurred in connection with the review and negotiation of documentation related to Executive’s employment with the Company.

9.Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Board, or a committee of the Board, and is agreed to in a writing signed by Executive and a representative of the Board (other than Executive). No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

10.Severability. If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, then any such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law and then so enforced. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. A determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable will not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

11.Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s employment with the Company or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement between Executive and the Company, and this Agreement supersedes any pre-existing employment agreements, including the Offer Letter.

12.Non-Contravention. Executive represents and warrants that:

(a)No Restrictive Agreement. Executive is not a party to or bound by any agreement that purports to prevent or restrict Executive from: (i) engaging in the employment that Executive has been offered by the Company; (ii) inducing any person to

Exhibit 10.1

become an employee of the Company; (iii) using any information and expertise that Executive possesses (other than information constituting a trade secret of another person under applicable law) for the benefit of the Company; or (iv) performing any obligation under this Agreement.

(b)No Abuse of Confidential Information or Trade Secrets. Executive will not improperly use in the course of Executive’s employment with the Company, or improperly disclose to the Company or its personnel, any information belonging to any other person that is subject to any confidentiality agreement with or constitutes a trade secret of another person.

13.Dispute Resolution.

(a)Arbitration. The Company and Executive agree that except as provided in Section 13(b) the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement shall be arbitration under the procedures set forth in this Section 13(a), except that nothing in this Section 13(a) prohibits a party from seeking preliminary or permanent judicial injunctive relief, or from seeking judicial enforcement of the arbitration award. The arbitrator shall be selected pursuant to the Rules for Employment Arbitration of the American Arbitration Association (“Rules”). The arbitrator shall hold a hearing at which both parties may appear, with or without counsel, and present evidence and argument. Pre-hearing discovery shall be allowed to the extent provided for under the Rules, and the arbitrator shall have subpoena power. The procedural rules for an arbitration hearing under this Section 13 (a) shall be the rules of the American Arbitration Association for Employment Arbitration hearings and any rules as the arbitrator may determine. The hearing shall be completed within 90 days after the arbitrator has been selected and the arbitrator shall issue a written decision within 60 days after the close of the hearing. The hearing shall be held in Grand Rapids, Michigan. The award of the arbitrator shall be final and binding and may be enforced by and certified as a judgment of the Circuit Court for Kent County, Michigan or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator shall be paid by the Company and one-half by Executive. The attorney fees and expenses incurred by the parties shall be paid by each party. Notwithstanding the foregoing, however, the Company will reimburse Executive for Executive’s portion of the arbitrator’s fees and expenses, and Executive’s reasonable attorney fees and expenses incurred in connection with the arbitration proceeding, if Executive substantially prevails in the arbitration proceeding or, if Executive prevails in part, then the Company will reimburse a proportionate part of such fees and expenses, with such proportion to represent the approximate portion of such fees and expenses relating to the issues on which Executive prevailed. The decision as to whether Executive has substantially prevailed, or prevailed in part, and on the amount to be reimbursed to Executive under the standards in this Section 13(a), will be made by the arbitrator. Reimbursement of attorney fees and expenses called for by this Section 13(a) must be made within 60 days after receipt by the Company of the arbitrator’s award, but in

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no event after the last day of the year following that in which the expense being reimbursed was incurred.

(b)Section 13(a) shall be inapplicable to a dispute arising out of or relating to Sections 5, 6 or 7 of this Agreement and the following in this Section 13(b) shall apply to any dispute arising out of Sections 5, 6 or 7 of this Agreement. Executive agrees that the Company would suffer irreparable harm if Executive were to breach, or threaten to breach, his agreements in Sections 5, 6 or 7 above and that the Company would by reason of such breach, or threatened breach, be entitled to seek injunctive relief in an appropriate court.  Executive also agrees that the Company may claim and recover money damages in addition to injunctive relief. Furthermore, in the event Executive were to breach, or threaten to breach, any of his agreements in Sections 5, 6 or 7 above, any unvested or unpaid portion of any amounts set forth in Section 3(b) above will be forfeited.

14.Assignability. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for incentive compensation in the event of Executive’s death, and may designate beneficiaries for benefits as allowed by the Company’s benefit programs. This Agreement may be assigned by the Company to any subsidiary or parent corporation of the Company or a division of that corporation, but no such assignment shall relieve the Company of its obligations hereunder. The Company is not required to assign this Agreement but if the Agreement is assigned as provided above, Executive will be given notice and this Agreement will continue in effect.

15.Notices. Notices to a party under this Agreement must be in writing and be personally delivered or sent by certified mail (return receipt requested), postage prepaid, and will be deemed given upon post office delivery or attempted delivery to the recipient’s last known address. Notices to the Company must be sent to the attention of the Company’s Secretary.

16.Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided exclusively in either Kent County Circuit Court or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves exclusively to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Kent County is a mutually convenient forum and that each of the parties conducts business in Kent County.

17.Withholding.  All payments and taxable benefits under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive

Exhibit 10.1

shall bear all expense of, and be solely responsible for all of his federal, state and local taxes due with respect to any payment received under this Agreement.

18.Company Policies.  This Agreement and the incentive compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

19.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or as a “pdf” or similar attachment to an email), each of which shall be an original, but all of which together shall constitute one instrument.

20.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. This Agreement is intended to be exempt from Section 409A of the Code as a short-term deferral as that term is understood under Treasury Regulations Section 1.409A-1(b)(4) and shall be interpreted and operated consistently with that intention. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the fiscal year of a payment.

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Exhibit 10.1

The parties have signed this Employment Agreement as of the Effective Date in Section 1.

SPARTANNASH COMPANY

By:	/s/ Yvonne Jackson	By:	/s/ Dennis Eidson
	Yvonne Jackson		Dennis Eidson
Its:	Chair, Compensation Committee		“Executive”
“Company”

Exhibit 10.1

Exhibit A

Phantom Stock Award Agreement